CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$400,000,000	$45,840

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-174650

PROSPECTUS SUPPLEMENT

(To prospectus dated June 3, 2011)

$400,000,000

Fidelity National Financial, Inc.

5.50% Senior Notes due 2022

We are offering (the “offering”) $400,000,000 aggregate principal amount of our 5.50% Senior Notes due September 1, 2022 (the “notes”). Interest on the notes will accrue at 5.50% per annum from August 28, 2012, or from the most recent interest payment date to which interest has been paid. We will pay interest on the notes semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2013.

The stated maturity of the notes will be September 1, 2022. The notes will be redeemable at our option in whole or in part, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-whole amount calculated as described in this prospectus supplement, in each case (except where the redemption date is after a regular record date and on or before the related interest payment date) plus accrued and unpaid interest to, but excluding, the date of redemption. For a more detailed description of the notes, see “Description of the Notes” beginning on page S-12.

We do not currently intend to list the notes on any securities exchange or include the notes in any automated dealer quotation system. Currently there is no public market for the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will have denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement before you invest. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	99.513%	$398,052,000
Underwriting discounts and commissions	0.650%	$2,600,000
Proceeds, before expenses, to us	98.863%	$395,452,000

(1)	Plus accrued and unpaid interest, if any, from August 28, 2012.

The underwriters expect to deliver the notes, in book-entry form only, through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream Luxembourg”) and/or Euroclear Bank N.V./S.A. (“Euroclear”), on or about August 28, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	J.P. Morgan	Wells Fargo Securities

Co-Managers

Jefferies	Stephens Inc.	Dowling & Partners Securities, LLC	Keefe, Bruyette & Woods

The date of this prospectus supplement is August 21, 2012.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the dates of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should also read and consider the

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information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting” in this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “FNF,” “the Company,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries.

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about FNF and the notes offered under this prospectus supplement. That registration statement can be read at the SEC website or at the SEC office mentioned under the section of this prospectus supplement entitled “Where You Can Find More Information.”

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision.

Fidelity National Financial, Inc.

We are a leading provider of title insurance, mortgage services and restaurant and other diversified services. We are the nation’s largest title insurance company through our title insurance underwriters—Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title—that collectively issued more title insurance policies in 2011 than any other title company in the United States. We also hold a 55% ownership interest in American Blue Ribbon Holdings, LLC (“ABRH”), the owner and operator of the O’Charley’s, Ninety Nine Restaurants, Max & Erma’s, Village Inn, Bakers Square, and Stoney River Legendary Steaks concepts, and a 50.2% ownership interest in Remy International, Inc. (“Remy”), a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. In addition, among other operations, we own a minority interest in Ceridian Corporation (“Ceridian”), a leading provider of global human capital management and payment solutions.

We currently have four reporting segments as follows:

•

Fidelity National Title Group. This segment consists of the operations of our title insurance underwriters and related businesses. This segment provides core title insurance and escrow and other title related services including collection and trust activities, trustee’s sales guarantees, recordings and reconveyances, and home warranty insurance.

•

Restaurant Group. The restaurant group segment consists of the operations of ABRH, in which we have a 55% ownership interest. ABRH is the owner and operator of the O’Charley’s, Ninety Nine Restaurants, Max & Erma’s, Village Inn, Bakers Square, and Stoney River Legendary Steaks concepts.

•	Remy. This segment consists of the operations of Remy, in which we currently have a 50.2% ownership interest.

•

Corporate and Other. The corporate and other segment consists of the operations of the parent holding company, certain other unallocated corporate overhead expenses, other smaller operations, and our share in the operations of certain equity investments, including Ceridian.

Recent Development

On August 14, 2012, we increased our ownership of Remy to 50.2% to become a majority owner. Because of the increase in ownership, we will begin consolidating the financial results of Remy in our reported financial results as a separate segment commencing with our third quarter of 2012. As of June 30, 2012 and for periods through that date, we accounted for our investment in Remy using the equity method of accounting. Remy had $1,029.5 million in total assets and $311.2 million of total debt as of December 31, 2011 and $62.2 million in net income attributable to common shareholders for the year then ended.

Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number is (904) 854-8100.

Summary Financial Data

The information set forth below should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K filed for the year ended December 31, 2011 (the “2011 Form 10-K”) and our Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2012 (the “2012 Q2 Form 10-Q”). Certain reclassifications have been made to the prior year amounts to conform with the 2012 presentation.

On December 22, 2008, we completed the acquisition of LandAmerica Financial Group’s two principal title insurance underwriters, Commonwealth Land Title Insurance Company and Lawyers Title Insurance Corporation, as well as United Capital Title Insurance Company (collectively, the “LFG Underwriters”). For periods subsequent to December 22, 2008, the LFG Underwriters are included in our consolidated financial statements.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009(1)	2008(2)	2007(3)
	(Dollars in millions)
Operating Data:
Revenue	$2,926.8	$2,356.6	$4,839.6	$5,413.3	$5,521.3	$3,935.6	$5,136.7

Expenses
Personnel costs	857.6	772.8	1,578.0	1,578.6	1,620.0	1,291.8	1,640.2
Other operating expenses	609.5	525.3	1,083.0	1,145.5	1,228.1	1,062.1	975.8
Agent commissions	711.5	706.8	1,410.0	1,758.7	1,951.7	1,218.0	1,698.2
Cost of restaurant revenue	215.4	—	—	—	—	—	—
Depreciation and amortization	42.9	38.1	73.5	86.7	105.0	117.3	122.4
Provision for title claim losses	130.8	108.2	222.3	248.9	264.7	491.0	502.2
Interest expense	30.5	28.1	57.2	46.2	36.7	58.2	51.9

	2,598.2	2,179.3	4,424.8	4,864.6	5,206.2	4,238.4	4,990.7

Earnings (loss) before income taxes, equity in earnings (loss) of unconsolidated affiliates, and noncontrolling interest	328.6	186.3	414.8	548.7	315.1	(302.8)	146.0
Income tax expense (benefit)	118.2	68.4	134.4	189.8	96.8	(128.1)	35.6

Earnings (loss) before equity in earnings (loss) of unconsolidated affiliates	210.4	117.9	280.4	358.9	218.3	(174.7)	110.4
Equity in earnings (loss) of unconsolidated affiliates	7.8	4.0	9.7	(1.2)	(11.7)	(13.4)	0.8

Earnings (loss) from continuing operations, net of tax	218.2	121.9	290.1	357.7	206.6	(188.1)	111.2
Earnings from discontinued operations, net of tax	5.9	5.2	89.0	17.9	17.9	4.9	18.6

Net earnings (loss)	224.1	127.1	379.1	375.6	224.5	(183.2)	129.8
Less: net earnings (loss) attributable to noncontrolling interests	2.7	4.6	9.6	5.5	2.2	(4.2)	—

Net earnings (loss) attributable to FNF common shareholders	$221.4	$122.5	$369.5	$370.1	$222.3	$(179.0)	$129.8

Balance Sheet Data:
Investments (4)	$4,120.0	$4,413.4	$4,051.7	$4,358.5	$4,685.4	$4,376.5	$4,101.8
Cash and cash equivalents (5)	908.5	567.4	665.7	580.8	202.1	315.3	569.6
Total assets	8,513.0	7,835.3	7,862.1	7,887.5	7,934.4	8,368.2	7,587.8
Notes payable	952.4	951.8	915.8	952.0	861.9	1,350.8	1,167.7
Reserve for claim losses (6)	1,868.9	2,152.1	1,912.8	2,270.1	2,539.2	2,735.7	1,416.7
Equity	4,052.8	3,532.2	3,655.9	3,444.4	3,344.9	2,856.8	3,298.0
Other Data:
Ratio of earnings to fixed charges (7)	7.7	4.9	5.2	7.0	4.7	(1.9)	2.4
Orders opened by direct title operations (in 000’s)	1,318.6	1,002.1	2,140.1	2,385.3	2,611.4	1,860.4	2,259.8

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009(1)	2008(2)	2007(3)
	(Dollars in millions)
Orders closed by direct title operations (in 000’s)	868.8	724.0	1,514.2	1,574.3	1,792.0	1,121.2	1,434.8
Provision for title insurance claim losses as a percent of title insurance premiums (6)	7.0%	6.8%	6.8%	6.8%	5.1%	18.2%	13.2%
Title related revenue (8):
Percentage direct operations	63.2%	60.1%	61.0%	55.6%	54.2%	59.4%	55.6%
Percentage agency operations	36.8%	39.9%	39.0%	44.4%	45.8%	40.6%	44.4%

(1)	Our financial results for the year ended December 31, 2009, include a decrease to our provision for claim losses of $74.4 million ($47.1 million net of income taxes) as a result of favorable claim loss development on prior policy years, offset by an increase to the provision for claim losses of $63.2 million ($40.0 million net of income taxes) as a result of unfavorable developments in the third quarter on a previously recorded insurance receivable.
(2)	Our financial results for the year ended December 31, 2008, include a charge to our provision for claim losses of $261.6 million ($154.1 million net of income taxes) which we recorded as a result of adverse claim loss development on prior policy years.
(3)	Our financial results for the year ended December 31, 2007, include charges to our provision for claim losses totaling $217.2 million ($159.5 million net of income taxes) which we recorded as a result of adverse claim loss development on prior policy years.
(4)	Investments as of December 31, 2011, 2010, 2009, 2008, and 2007, include securities pledged to secured trust deposits of $274.2 million, $252.1 million, $288.7 million, $382.6 million, and $513.8 million, respectively.
Investments as of June 30, 2012 and 2011 include securities pledged to secured trust deposits of $279.0 million and $262.2 million, respectively.
(5)	Cash and cash equivalents as of December 31, 2011, 2010, 2009, 2008, and 2007 include cash pledged to secured trust deposits of $161.3 million, $146.2 million, $96.8 million, $109.6 million, and $193.5 million, respectively.
Cash and cash equivalents as of June 30, 2012 and 2011 include cash pledged to secured trust deposits of $305.4 million and $195.4 million, respectively.
(6)	As a result of favorable title insurance claim loss development on prior policy years, we recorded a credit in 2009 totaling $74.4 million, or $47.1 million net of income taxes, to our provision for claims losses. As a result of adverse title insurance claim loss development on prior policy years, we recorded charges in 2008 totaling $261.6 million, or $154.1 million net of income taxes, and in 2007 totaling $217.2 million, or $159.5 million net of income taxes, to our provision for claim losses. These credits/charges were recorded in addition to our average provision for claim losses of 7.3%, 8.5% and 7.5% for the years ended December 31, 2009, 2008, and 2007, respectively.
(7)	For purposes of this computation, earnings are defined as income before provision for income tax and discontinued operations and excluding undistributed earnings and losses from investments in unconsolidated affiliates and noncontrolling interests, and fixed charges. Fixed charges are the sum of interest and debt issue costs and an estimated interest component of rent expense.
(8)	Includes title insurance premiums and escrow, title-related and other fees.

The Offering

Issuer	Fidelity National Financial, Inc.

Securities Offered	$400,000,000 aggregate principal amount of 5.50% Senior Notes due September 1, 2022 (the “notes” ).

Maturity Date	September 1, 2022

Interest Rate	The notes will bear interest from August 28, 2012, or from the most recent interest payment date to which interest has been paid, at the rate of 5.50% per year.

Interest Payment Dates	March 1 and September 1 of each year, beginning on March 1, 2013.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Redemption	The notes will be redeemable at our option in whole or in part, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-whole amount calculated as described in this prospectus supplement, in each case plus accrued and unpaid interest to, but excluding, the date of redemption. However, if the redemption date is after a regular record date for the notes and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on that regular record date, and the redemption price will not include unpaid interest that has accrued to, but excluding, the redemption date.

Ranking	The notes will be senior unsecured obligations of FNF and will rank equally in right of payment with all of FNF’s existing and future unsecured and unsubordinated indebtedness. Because none of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes, all existing and future liabilities of our subsidiaries will be effectively senior to the notes. As of June 30, 2012, our subsidiaries had total liabilities of approximately $3,563.2 million, which would rank structurally senior to the notes.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We expect the net proceeds from this offering to be approximately $395.0 million after deducting the underwriting discounts and commissions and our estimated offering expenses, as described under “Underwriting.” We intend to use the net proceeds from this offering to fund the repayment, at or prior to maturity, of the $236.5 million aggregate principal amount outstanding of our 5.25% unsecured notes maturing in March 2013 and the remainder for general corporate purposes.

Clearance and Settlement	The notes will be cleared through DTC, for the accounts of its participants, including Clearstream Luxembourg and/or Euroclear.

Listing	The notes are not, and are not expected to be, listed on any national securities exchange or included in any automated dealer quotation system.

Governing Law	The State of New York.

RISK FACTORS

Investment in the notes offered hereby will involve certain risks. You should read the Risk Factors set forth in the 2011 Form 10-K and the 2012 Q2 Form 10-Q , which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and supplemented in documents subsequently filed by FNF with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.

In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus together with the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the notes offered hereby is suitable for you.

The Indenture Does Not Limit the Amount of Indebtedness that We or Our Subsidiaries May Incur.

The indenture that governs the terms of the notes (as defined under “Description of the Notes” below) does not restrict us or any of our subsidiaries from incurring additional debt or other liabilities, including additional senior debt. At June 30, 2012, we and our subsidiaries had $952.4 million of debt outstanding ranking equal in right of payment to the notes. Our incurrence of additional debt or liabilities may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn. We expect that we will from time to time incur additional debt and other liabilities. In addition, the indenture does not restrict us from paying dividends on or issuing or repurchasing our securities.

There Are No Financial Covenants in the Indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in this prospectus supplement under “Description of the Notes—Consolidation, Merger, Sale of Assets or Other Transactions.”

We Are an Insurance Holding Company that Depends on the Ability of Our Subsidiaries to Pay Dividends to Us to Service Our Indebtedness.

We are a holding company and conduct substantially all of our operations through subsidiaries, which means that our ability to meet our obligations on the notes depends on our ability to receive dividends or other distributions or payments from our subsidiaries. The payment of dividends and other distributions to us by each of our title and specialty insurance subsidiaries is regulated by insurance laws and regulations. Compliance with these laws will limit the amounts our regulated subsidiaries can dividend to us. As of June 30, 2012, our first tier title subsidiaries could pay or make distributions to us of approximately $103.7 million without prior approval from the relevant departments of insurance.

These limitations and restrictions could adversely affect our ability to meet our obligations under the notes.

The Notes Are Not Guaranteed by Any of Our Subsidiaries and Are Structurally Subordinated to the Debt and Other Liabilities of Our Subsidiaries, Which Means that Creditors of Our Subsidiaries Will be Paid from Their Assets Before Holders of the Notes Would Have Any Claims to Those Assets.

The notes are obligations exclusively of FNF and are not guaranteed by any of our subsidiaries. As a result, the notes are structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of June 30, 2012, our subsidiaries had total liabilities of approximately $3,563.2 million, which would rank structurally senior to the notes.

An Active After-Market for the Notes May Not Develop.

The notes constitute a new issue of securities, for which there is no established trading market. We cannot assure you that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell their notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes. The notes are not listed and we do not plan to apply to list the notes on any securities exchange or to include them in any automated dealer quotation system.

If a Trading Market Does Develop, Changes in our Credit Ratings or the Debt Markets Could Adversely Affect the Market Price of the Notes.

The market price for the notes depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

We may issue additional notes.

Under the terms of the indenture, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional debt securities ranking equally and ratably with the notes (other than the original issuance date, the issue price and, under certain circumstances, the initial interest payment date), so that such additional debt securities will be consolidated and form a single series with the notes, including for purposes of voting and redemptions, so long as any such additional debt securities are fungible with the original notes for U.S. federal income tax purposes.

Our credit ratings may not reflect all risks of your investment in the notes.

We expect that the notes will be rated by at least two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of FNF. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	changes in general economic, business, and political conditions, including changes in the financial markets;

•	the severity of our title insurance claims;

•	downgrade of our credit rating by rating agencies;

•

weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding, increased mortgage defaults, or a weak U.S. economy;

•	compliance with extensive government regulation of our operating subsidiaries and adverse changes in applicable laws or regulations or in their application by regulators;

•	regulatory investigations of the title insurance industry;

•	loss of key personnel that could negatively affect our financial results and impair our operating abilities;

•	our business concentration in the State of California, the source of approximately 15.8% of our title insurance premiums in the year ended December 31, 2011;

•

our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions;

•	our dependence on distributions from our title insurance underwriters as a main source of cash flow;

•	significant competition that our operating subsidiaries face; and

•	other risks detailed elsewhere in this document and in our other filings with the SEC.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth FNF’s historical ratio of earnings to fixed charges:

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges(1)	7.7	4.9	5.2	7.0	4.7	(1.9)	2.4

(1)	For purposes of this computation, earnings are defined as income before provision for income tax and discontinued operations and excluding undistributed earnings and losses from investments in unconsolidated affiliates and noncontrolling interests, and fixed charges. Fixed charges are the sum of interest and debt issue costs and an estimated interest component of rent expense.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $395.0 million after deducting the underwriting discounts and commissions and our estimated offering expenses, as described in “Underwriting.”

We intend to use the net proceeds from this offering to fund the repayment, at or prior to maturity, of the $236.5 million aggregate principal amount outstanding of our 5.25% unsecured notes maturing in March 2013 and the remainder for general corporate purposes.

CAPITALIZATION

The following table describes our consolidated cash and cash equivalents and capitalization as of June 30, 2012 on an actual basis and on an as-adjusted basis to give effect to the offering and the application of the net proceeds from this offering in the manner described in “Use of Proceeds.” The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2012
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents (1)(2)	$908.5	$1,067.0

Long-term debt:
4.25% convertible notes due August 2018	$280.8	$280.8
6.60% notes due May 2017	299.8	299.8
5.25% notes due March 2013(2)	236.5	—
Revolving credit agreement	50.0	50.0
Restaurant group term loan	85.0	85.0
Other	0.3	0.3
5.50% notes due September 1, 2022(3)	—	398.1

Total long-term debt	952.4	1,114.0
Stockholders’ equity:
Common stock, $0.0001 par value	—	—
Additional paid-in capital	3,866.0	3,866.0
Retained earnings	532.3	532.3
Accumulated other comprehensive earnings	8.0	8.0
Less: treasury stock	(534.8)	(534.8)

Total Fidelity National Financial, Inc. stockholders’ equity	3,871.5	3,871.5

Total capitalization	$4,823.9	$4,985.5

(1)	Cash is adjusted by the estimated $0.5 million in offering expenses, as described under “Underwriting.”
(2)	The “As adjusted” column assumes that the 5.25% notes due March 2013 were paid off at face value upon maturity with the proceeds of this offering.
(3)	Represents $398.1 million of gross proceeds from the offering of $400.0 million aggregate principal amount of the 5.50% notes due 2022.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture, dated as of December 8, 2005, between Fidelity National Financial, Inc. (formerly Fidelity National Title Group, Inc.) and The Bank of New York Mellon Trust Company, N.A., as successor in interest to The Bank of New York Trust Company, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of January 6, 2006, and a second supplemental indenture, dated as of May 5, 2010. The indenture, as supplemented, governing the notes is referred to in this prospectus supplement as the “indenture.” The notes, and certain specific terms of the notes, will be established by an officers’ certificate under the indenture. The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Capitalized terms that are used and not otherwise defined in this summary shall have the meanings assigned to them in the indenture. This summary supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms and provisions of the notes set forth under “Description of Debt Securities” in the accompanying prospectus. The following summary, together with the general terms and provisions set forth under “Description of Debt Securities” in the accompanying prospectus, describe certain terms of the notes and are subject to the detailed provisions of the indenture and the officers’ certificate establishing the notes.

For purposes of this summary, the terms “FNF,” “we,” “us” and “our” refer only to Fidelity National Financial, Inc. and not to any of its subsidiaries, unless we specify otherwise.

General

We are offering $400.0 million in principal amount of the notes. The notes will be initially issued in book-entry form and in all cases will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will bear interest from the original date of issuance, or from the most recent interest payment date to which interest has been paid, at 5.50% per annum. Interest will be payable semi-annually in arrears on each March 1 and September 1, commencing on March 1, 2013, to the persons in whose name the notes are registered at the close of business on the February 15 or August 15, respectively, preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The notes will mature on September 1, 2022. The notes are not redeemable at the option of the holders of the notes.

For so long as the notes are registered in the name of the depositary, or its nominee, as set forth under “—Book-Entry Delivery and Form” below, we will pay the principal and interest due on the notes to the depositary for payment to its participants for subsequent disbursement to the beneficial owners.

The notes will not contain provisions designed to require us to redeem the notes, reset the interest rate or take other actions with respect to a change in control, highly leveraged transaction, change in credit rating or other similar occurrences involving us that may adversely affect the holders of the notes.

We may at any time and from time to time, without notice to, or the consent of the existing holders, issue additional notes and thereby increase the total principal amount of the notes outstanding in the future, on the same terms and conditions (except for issue date, issue price and, if applicable, the first payment of interest thereon), and with the same CUSIP number, as the notes we offer by this prospectus supplement. Additional notes issued in this manner will be consolidated with and form a single series with the previously outstanding notes, including for purposes of voting and redemption.

We have appointed the trustee as the initial registrar and paying agent for the notes.

Ranking

The notes will be unsecured general obligations of ours and will rank equally with all of our other unsubordinated, unsecured indebtedness from time to time outstanding. There are no limitations under the indenture on the amount of indebtedness which may rank equally with the notes or on the amount of indebtedness that may be incurred by us. At June 30, 2012, we and our subsidiaries had $952.4 million of debt outstanding. Furthermore, the notes will be effectively junior to all existing and future liabilities and obligations of our subsidiaries because, as a shareholder of our subsidiaries, our rights with respect to their assets will be subject to the prior claims of creditors of our subsidiaries, except to the extent that we ourselves have a claim against those subsidiaries as a creditor, in which case our claim would still be subordinated to any security interests in the assets of those subsidiaries and any indebtedness of those subsidiaries that is senior to that held by us. As of June 30, 2012, our subsidiaries had total liabilities of approximately $3,563.2 million.

In addition, our insurance subsidiaries are subject to limitations under state law on the amount of dividends and other payments they may make to us, which may adversely affect the amount of funds we have to pay interest and principal on our notes. Further, the maximum dividend permitted by law is not necessarily indicative of an insurer’s actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer’s ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends.

Optional Redemption

The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a cash price (the “optional redemption price”) equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining (as of the redemption date) scheduled interest and principal payments on the notes to be redeemed (excluding interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, in each case, plus unpaid interest that has accrued to, but excluding, the date of redemption. However, if the redemption date is after a regular record date for the notes and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on that regular record date, and the redemption price will not include unpaid interest that has accrued to, but excluding, the redemption date.

The notes called for redemption become due on the date fixed for redemption, which will be selected by us. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed, regardless of whether those notes have been delivered to us for redemption. If less than all the notes are redeemed at any time, the trustee will select notes for redemption based on the procedures of DTC (as defined below).

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” of a Comparable Treasury Issue means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of those quotations; or

•	if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers or its successor selected by us or, if it is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to us.

“Reference Treasury Dealers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC (or their respective successors) and one other primary U.S. government securities dealer in New York City selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC (each, a “Primary Treasury Dealer”). If any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer in its place.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by us (or the Independent Investment Banker), of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

Except as set forth above, we may not redeem the notes prior to maturity, and the notes will not be entitled to the benefit of any sinking fund.

Limitation on Liens

The indenture provides that so long as any notes are outstanding, we will not, and we will not permit any of our covered subsidiaries to, incur, assume or guarantee any debt secured by a lien on any voting stock issued by any of our covered subsidiaries, unless the notes then outstanding are, for so long as such debt is so secured, secured by such voting stock equally and ratably with (or prior to) such debt. However, this restriction will not apply to liens existing at the time a corporation or other entity becomes a covered subsidiary or any renewal, extension or replacement, in whole or in part, of any such liens, and will also not apply to liens on shares of subsidiaries that are not covered subsidiaries.

“Covered subsidiaries” means any present or future subsidiary of FNF, the consolidated total assets of which, determined on a quarterly basis in accordance with the indenture, constitute at least 15% of our total consolidated assets, and any successor to any such subsidiary whose consolidated total assets likewise satisfy such requirement. However, “covered subsidiaries” does not include any of our subsidiaries that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company. As of the date of this prospectus supplement, our covered subsidiaries consist of Fidelity National Title Group, Inc., Chicago Title Insurance Company, and Fidelity National Title Insurance Company.

The foregoing limitation on liens will apply to the notes in lieu of the provisions described under “Description of Debt Securities—Restrictive Covenant—Limitation on Liens” in the accompanying prospectus.

Events of Default, Notice and Waiver

The following shall constitute “events of default” under the indenture, with respect to the notes:

•	default in the payment of any interest on any note when due and payable, and the continuance of such default for 30 days;

•	default in the payment of any principal of any note when due (whether at stated maturity, upon redemption or otherwise);

•

default in the performance, or breach, of any other covenant or warranty with respect to the notes, and the continuance of such default or breach for 60 days after receipt of written notice of such default or breach to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding notes;

•

default under our other indebtedness in the payment by us, when due, of an aggregate principal amount of such indebtedness exceeding $100 million, or default under any such other indebtedness which results in such indebtedness in an aggregate principal amount exceeding $100 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within 10 days after receipt of written notice of such default or breach to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding notes; and

•	certain events of bankruptcy, insolvency or reorganization of FNF.

Because the applicable threshold amount of indebtedness, the acceleration of which would give rise to an event of default under the indenture, is lower for certain series of indebtedness previously issued under the indenture, the acceleration of any outstanding indebtedness of ours may constitute an event of default with respect to one or more of such previously issued series but may not constitute an event of default under the terms of the notes.

If an event of default with respect to the notes occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare, by written notice to us (and if given by the holders, to the trustee), the principal of and accrued interest, if any, on all the notes to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding notes may, by written notice to the trustee, rescind or annul such declaration and its consequences if certain payments have been made and all events of default, other than the non-payment of accelerated principal and interest, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the trustee, may waive any past default or event of default with respect to the notes except (i) a default or event of default in the payment of the principal of or interest on the notes or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holders of each outstanding note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The trustee is not required to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes, unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of a note may institute any proceeding with respect to the indenture or for the appointment of a receiver or trustee or for any other remedy under the indenture unless (i) the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes, (ii) the holders of at least 25% in aggregate principal amount of the notes then outstanding shall have made a written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee, (iii) such holder or the holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense to be, or which may be, incurred by the trustee in pursuing the remedy, (iv) the trustee has failed to institute any such proceedings for 60 days after its receipt of such notice, request and offer of indemnity, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of the notes then outstanding have not given to the trustee a direction inconsistent with such written request.

Each year, we will deliver to the trustee a certificate from our principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the indenture.

The foregoing description of the events of default, notice and waiver provisions will apply to the notes in lieu of the provisions described under “Description of Debt Securities—Events of Default, Notice and Waiver” in the accompanying prospectus.

Consolidation, Merger, Sale of Assets or Other Transactions

We may not consolidate or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to, any person unless:

•	the resulting or acquiring entity (if other than us) is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•

the resulting or acquiring entity (if other than us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•	immediately after the transaction, no default or event of default exists.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, conveyance, assignment, transfer, lease or other disposition of less than all of our assets.

We shall deliver to the trustee prior to the proposed transaction, an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the indenture and that all conditions precedent to the consummation of the transaction under the indenture have been met.

If we consolidate or merge with or into any other entity or sell, convey, assign, transfer or otherwise dispose of all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us under the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name or its own name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the notes.

For the avoidance of doubt, the foregoing limitations will not apply to a mere assignment for security purposes or pledge of assets.

The foregoing description of the limitations on consolidations, mergers, sale of assets and other transactions will apply to the notes in lieu of the provisions described under “Description of Debt Securities—Consolidation, Merger, Sale of Assets and Other Transactions” in the accompanying prospectus.

Discharge, Defeasance and Covenant Defeasance

The provisions of the indenture described under “Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the notes.

Modification of the Indenture

The modification and amendment provisions of the indenture described under “Description of Debt Securities—Modification of the Indentures” in the accompanying prospectus will apply to the notes.

Legal Holidays

If an interest payment date, a redemption date or the maturity date is not a business day at a place of payment, then the payment due on that day may instead be made on the next business day with the same force and effect as if made on such interest payment date, redemption date or maturity date, as applicable. No interest will accrue on such payment for the period from and after such interest payment date, redemption date or maturity date, as applicable.

Book-Entry Delivery and Form

The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary. For so long as the notes are held in global form, notices to holders of the notes will be deemed to be sufficient in all respects if given in compliance with the rules, policies, procedures, practices or instructions of the applicable depositary.

Investors may hold interests in the global notes through either DTC, in the United States, Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policies for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depositary Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee will not change the beneficial ownership of the notes. DTC will generally have no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. (nor any other DTC nominee) will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of those payments to direct participants is the responsibility of DTC, and disbursements of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its direct and indirect participants to exercise any rights under the notes and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the notes.

DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, we will prepare and deliver certificates for the notes representing beneficial interests in the global notes if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for the global notes, or DTC ceases to be a clearing agency registered as such under the Exchange Act if so required by applicable law or regulation, and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

•	an event of default under the indenture has occurred and is continuing with respect to the notes.

Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary directs. We expect that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, DTC’s book-entry system, Clearstream and Euroclear from and in reliance on sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearance and Settlement

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time.

Listing

The Company does not intend to list the notes on any securities exchange or automated quotation system.

Relationships with the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee or its affiliates in the ordinary course of business. Additionally, we maintain banking relationships with The Bank of New York Mellon and its affiliates in the ordinary course of business. These banking relationships include The Bank of New York Mellon serving as trustee for our other series of debt securities and providing us with general banking services.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax (and, in the case of certain foreign individuals, United States estate tax) considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction, persons that purchase or sell the notes as part of a wash sale for tax purposes, qualified pension plans, individual retirement accounts, controlled foreign corporations, and passive foreign investment companies). The discussion set forth below is limited to initial investors who hold the notes as capital assets within the meaning of Section 1221 of the Code and who purchase the notes for cash at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the notes is sold for money). In addition, this discussion does not address any alternative minimum tax consequences and does not address the effect of any state, local, or foreign tax laws.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	an entity that is classified for U.S. federal income tax purposes as a corporation and that is created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the notes (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity”) that is not a U.S. Holder.

No rulings from the IRS have been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns notes, the tax treatment of a member of the entity will generally depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for United States federal income tax purposes as a partnership or as a “disregarded entity” and that owns notes, and any members of such an entity, should consult their own tax advisors as to the tax consequences of the ownership and disposition of the notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. THE DISCUSSION WAS WRITTEN ON THE UNDERSTANDING THAT IT MAY BE USED IN PROMOTING, MARKETING, AND RECOMMENDING THE TRANSACTIONS DISCUSSED HEREIN. THE DISCUSSION WAS NOT WRITTEN AND IS NOT INTENDED TO BE USED BY ANY PERSON, AND CANNOT BE USED BY ANY PERSON, FOR PURPOSES OF AVOIDING PENALTIES UNDER THE CODE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT AN INDEPENDENT TAX ADVISOR AS TO THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES BASED ON THE INVESTOR’S PARTICULAR CIRCUMSTANCES, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Payments of Interest

We expect, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount, if any. As such, payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Redemption or Other Taxable Disposition of the Notes

Upon the sale, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder’s adjusted tax basis in the notes. A holder’s adjusted tax basis in the notes generally will equal the amount paid for the notes less any principal payments received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the

U.S. Holder has held the notes for more than one year at the time of such disposition. A U.S. Holder that is an individual may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with a sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Medicare Tax

For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply with respect to payments of principal and interest on a note to a U.S. Holder, and with respect to payments to a U.S. Holder of any proceeds from a disposition of a note. In addition, a U.S. Holder may be subject to a backup withholding tax on payments with respect to a note if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules.

Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the United States federal income tax liability of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Interest earned on a note by a Non-U.S. Holder will be considered “portfolio interest,” and (subject to the discussion under the heading “—Foreign Account Tax Compliance” below) will not be subject to U.S. federal income tax or withholding, provided that:

(1)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of FNF entitled to vote;

(2)	the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to FNF through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

(3)	the interest is not effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, is not attributable to a permanent establishment maintained) within the United States by the non-U.S. Holder; and

(4)

the Non-U.S. Holder either (a) provides, to the person that otherwise would be required to withhold U.S. tax, a properly completed IRS Form W-8BEN (or a suitable substitute form) that includes the Non-U.S. Holder’s name and address and that certifies, under penalties of perjury, that the Non-U.S. Holder is not a United States person as defined under the Code, or (b) holds the notes through certain foreign intermediaries and the intermediary and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable U.S. Treasury regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

Any payments to a Non-U.S. Holder of interest that do not qualify for the “portfolio interest” exemption and that are not effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, are not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable tax treaty). To claim a reduction or exemption under an applicable tax treaty, a Non-U.S. Holder must generally submit, to the person that otherwise would be required to withhold U.S. tax, a properly completed IRS Form W-8BEN (or a suitable substitute form).

Any interest earned on a note that is effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates. If the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such income will also be taken into account for purposes of determining the amount of U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable tax treaty) on effectively connected earnings and profits, subject to certain adjustments. However, such effectively connected income will not be subject to U.S. federal income tax withholding, provided that the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to the person that otherwise would be required to withhold U.S. tax.

Sale, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, any gain recognized by a Non-U.S. Holder upon a sale or other taxable disposition (including a redemption or retirement) of a note generally will not be subject to U.S. federal income tax or withholding unless (i) the gain is effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder (in which case the gain will be subject to U.S. federal income tax at regular graduated rates and will also be taken into account for purposes of determining the amount of the United States “branch profits tax” described above in “—Non-U.S. Holders—Payments of Interest”), or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met (in which case such individual will be subject to a 30% U.S. federal income tax on the gain, which gain may be offset by certain U.S.-source capital losses).

Information Reporting and Backup Withholding Tax

Any payments of interest on the notes to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder, whether or not such interest is exempt from U.S. tax pursuant to a tax treaty or the “portfolio interest” exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments of interest on the notes to a Non-U.S. Holder generally will not be subject to backup withholding and additional information reporting, provided that (i) the Non-U.S. Holder certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN or W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or (ii) the Non-U.S. Holder otherwise establishes an exemption.

The payment to a Non-U.S. Holder of the proceeds of a disposition of a note by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a Note by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a note by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Foreign Account Tax Compliance

Under legislation enacted in 2010, withholding taxes will be imposed on certain types of payments made after December 31, 2012 to “foreign financial institutions” and to certain other non-U.S. entities. Under this legislation, a 30% withholding tax generally will be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, debt obligations issued by a United States person if the payments are made to a foreign financial institution, unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent the financial institution from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on similar types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial United States owners or the entity furnishes identifying information regarding each substantial United States owner. Despite the December 31, 2012 date set forth in this legislation, the IRS has issued proposed regulations and preliminary guidance providing that the withholding tax on interest will not be imposed with respect to payments made prior to January 1, 2014 and that the withholding tax on gross proceeds from a disposition of a debt obligation will not be imposed with respect to payments made prior to January 1, 2015. In addition, the proposed regulations provide that withholding requirements generally will not apply to debt instruments issued on or before December 31, 2012, unless such debt instruments are deemed to be reissued after December 31, 2012 for federal income tax purposes. Prospective investors should consult their tax advisors regarding this legislation.

Estate tax consequences

Any note that is owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will not be included in such individual’s estate for U.S. federal estate tax purposes, unless the individual owns, directly or indirectly, 10% or more of the voting power of the equity interests in FNF, or, at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement dated as of the date of this prospectus supplement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$124,000,000
Barclays Capital Inc.	60,000,000
J.P. Morgan Securities LLC	60,000,000
Wells Fargo Securities, LLC	60,000,000
Jefferies & Company, Inc.	32,000,000
Stephens Inc.	32,000,000
Dowling & Partners Securities, LLC	16,000,000
Keefe, Bruyette & Woods, Inc.	16,000,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters expect to deliver the notes to purchasers on or about August 28, 2012, which will be the fifth business day following the pricing of the notes (such settlement cycle being herein referred to as “T + 5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next business day will be required, by virtue of the fact that the notes initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes on the date of pricing of the notes or the next business day should consult their own advisor.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of 0.25% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering to be paid by us, not including the underwriting discount, are estimated at $500,000.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, during the period commencing on the date of this prospectus supplement and ending on the closing date of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company similar to the notes or securities exchangeable for or convertible into debt securities similar to the notes (other than as contemplated by this offering).

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC act as joint lead arrangers and joint book managers under our primary credit facilities, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as administrative agent and swing line lender thereunder, and affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC serve as co-syndication agents thereunder. Wells Fargo Securities, LLC and Jefferies & Company, Inc. act as joint lead arrangers and joint book runners under the primary credit facility of ABRH, Jefferies & Company, Inc. acts as syndication agent thereunder and an affiliate of Wells Fargo Securities, LLC acts as administrative agent thereunder. Merrill Lynch, Pierce, Fenner & Smith Incorporated and an affiliate of Wells Fargo Securities, LLC act as joint lead arrangers and joint bookrunners under the credit facility of Remy International, Inc., in which we hold a 50.2% ownership interest, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as syndication agent thereunder, an affiliate of Wells Fargo Securities, LLC acts as administrative agent and lender thereunder and an affiliate of Barclays Capital Inc. acts as co-documentation agent and lender thereunder.

In order to disclose a possible conflict of interest, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “BofA Lenders”) are collectively one of the largest residential mortgage lenders in the United States, and the BofA Lenders and FNF are parties to disputes over coverage under certain insurance policies written by FNF’s subsidiaries. FNF does not believe that any of these disputes are material individually or in the aggregate to FNF’s business. The inclusion of this paragraph does not constitute an admission of liability of FNF.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	by the underwriters to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive. This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the notes will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the notes. Accordingly, any person making or intending to make any offer within the EEA of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for us or the underwriters to produce a prospectus for such offers. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes through any financial intermediary, other than offers made by the underwriters which constitute the final sale of the notes contemplated in this prospectus supplement and the accompanying prospectus.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our web site at http://www.fnf.com. The information on our web site is not part of this prospectus supplement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and

•	Current Reports on Form 8-K filed on April 19, 2012, May 30, 2012, July 3, 2012 and August 21, 2012.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 854-8100

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for Fidelity National Financial, Inc. by Foley & Lardner LLP, Milwaukee, Wisconsin, special counsel to us. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedules of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

FIDELITY NATIONAL FINANCIAL, INC.

COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,

DEBT SECURITIES, WARRANTS, PURCHASE CONTRACTS AND UNITS

Fidelity National Financial, Inc. may from time to time in one or more offerings offer and sell shares of common stock, shares of preferred stock, depositary shares representing fractional interests in shares of common or preferred stock or debt securities, senior or subordinated debt securities, warrants, purchase contracts and units.

Fidelity National Financial, Inc. will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Fidelity National Financial, Inc. may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

Fidelity National Financial, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “FNF.” Other than for Fidelity National Financial, Inc.’s common stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 3, 2011

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Fidelity,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries.

This prospectus is part of a registration statement that Fidelity filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, Fidelity may issue any combination of securities described in this prospectus from time to time and in an unlimited amount. This prospectus provides you with a general description of the securities Fidelity may offer. Each time we sell securities, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. Fidelity has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Fidelity is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of Fidelity. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	changes in general economic, business, and political conditions, including changes in the financial markets;

•	the severity of our title insurance claims;

•	downgrade of our credit rating by rating agencies;

•

continued weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy;

•	compliance with extensive government regulations by our operating subsidiaries, and the possibility of adverse changes in applicable laws or regulations;

•	regulatory investigations of the title insurance industry;

•	loss of key personnel could negatively affect our financial results and impair our operating abilities;

•	our business concentration in the State of California, the source of approximately 15.7% of our title insurance premiums during the twelve month period ended December 31, 2010;

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our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus or difficulties in integrating acquisitions;

•	our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•	competition from other title insurance companies; and

•	other risks detailed elsewhere in this document and in our other filings with the SEC.

We may not update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should carefully consider the possibility that actual results may differ materially from forward-looking statements in or incorporated into this prospectus.

FIDELITY NATIONAL FINANCIAL, INC.

We are a holding company that, through our subsidiaries, provides title insurance, mortgage services, specialty insurance, and information services. We are the nation’s largest title insurance company through our title insurance underwriters-Fidelity National Title, Chicago Title, Commonwealth Land Title, and Alamo Title-which collectively issued more title insurance policies in 2010 than any other title company in the United States. We also provide other insurance products though our specialty insurance subsidiaries. We own a minority interest in Ceridian Corporation, a leading provider of global human resources, payroll, benefits, and payment solutions. We also own a minority interest in Remy International, Inc., a leading global vehicular parts designer, manufacturer, remanufacturer, marketer, and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks, and other vehicles.

Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904)  854-8100.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges.

	Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges(1)	4.3	7.1	5.0	(1.7)	2.7	4.3

(1)	In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings before income taxes and minority interest plus fixed charges. Fixed charges are the sum of (i) interest on indebtedness and amortization of debt discount and debt issuance costs and (ii) an interest factor attributable to rentals. As of the date of this prospectus, there is no preferred stock outstanding, and accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security.

DESCRIPTION OF CAPITAL STOCK

The following description of select provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware law is necessarily general and does not purport to be complete.

This summary is qualified in its entirety by reference in each case to the applicable provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and to the provisions of Delaware General Corporation Law. We have incorporated by reference our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws as exhibits to the registration statement of which this prospectus forms a part.

General

Stock Outstanding . As of March 31, 2011, our authorized capital stock consisted of 600,000,000 shares, par value $.0001 per share, of Class A common stock, of which 223,246,582 shares were issued and outstanding. As of March 31, 2011, our authorized preferred stock was 50,000,000 shares, par value $0.0001 per share, of which no shares were issued and outstanding.

Common Stock

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Our common stock does not entitle its holders to cumulative voting rights. In the event of our liquidation or dissolution, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The rights and privileges of holders of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

Subject to the approval by holders of shares of any class or series of preferred stock, to the extent such approval is required, our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The specific terms of the preferred stock will be described in the prospectus supplement.

Voting Rights. The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. The prospectus supplement will describe the voting rights, if any, of the preferred stock.

Conversion or Exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for other securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may set forth the conversion price, the method of determining the conversion price and the conversion period and may allow or require the number of shares of our common stock or other securities to be received by the holders of preferred stock to be adjusted.

Redemption. The prospectus supplement will describe the obligation, if any, to redeem the preferred stock in whole or in part at the times and at the redemption prices set forth in the applicable prospectus supplement.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law

A number of provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary of select provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and certain Delaware law that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interest or in which stockholders may be offered a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult.

Common Stock. Our unissued shares of authorized Class A common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Stock. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties that might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our common stock.

Classified Board of Directors and Related Provisions. Our Amended and Restated Certificate of Incorporation provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. This classified board provision will prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our Amended and Restated Certificate of Incorporation also provides that directors may be removed only for “cause” by the affirmative vote of the holders of a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of our Amended and Restated Certificate of Incorporation authorizing our board of directors to fill vacancies on the board, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No Stockholder Action by Written Consent; Special Meetings. Our Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of

Incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by a majority of our entire board of directors or our chairman of the board or chief executive officer. Stockholders may not call a special meeting or require that our board of directors call a special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our Amended and Restated Bylaws provide that, if one of our stockholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders’ meeting, the stockholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the stockholder. Notices of stockholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the stockholder in the proposal or nomination and a representation that the stockholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the stockholder and the nominee and other information required under Regulation 14A of the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our Amended and Restated Bylaws. The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Voting Requirements on Amending our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that amendments to certain provisions of our Amended and Restated Bylaws, including those related to stockholder proposals and calling special meetings of stockholders, must be approved by both our board of directors and by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. All other amendments to our Amended and Restated Bylaws require either: (i) approval by a majority of our entire board of directors (without stockholder consent) or (ii) the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. In addition, our Amended and Restated Certificate of Incorporation provides that amendments to certain provisions of our Amended and Restated Certificate of Incorporation, including those relating to the classified board, removal of directors, calling special meetings and no stockholder action by written consent, must be approved by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all of our capital stock then entitled to vote (in addition to the approval of our board of directors).

Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation’s voting stock.

Limitations on Director Liability

Under the Delaware General Corporation Law, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Provisions of our Amended and Restated Certificate of Incorporation Relating to Corporate Opportunities

To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the Delaware General Corporation Law allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between us and Fidelity National Information Systems, Inc., and its subsidiaries, which we refer to as FIS , our Amended and Restated Certificate of Incorporation contains provisions regulating and defining, to the fullest extent permitted by law, the conduct of our affairs as they may involve FIS and its officers and directors.

Our Amended and Restated Certificate of Incorporation provides that, subject to any written agreement to the contrary, FIS will have no duty to refrain from engaging in the same or similar activities or lines of business that we engage in, and, except as set forth in our Amended and Restated Certificate of Incorporation, neither FIS nor its officers or directors will be liable to us or our stockholders for any breach of any fiduciary duty due to any such activities of FIS.

Our Amended and Restated Certificate of Incorporation also provides that we may from time to time be or become a party to and perform, and may cause or permit any subsidiary to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with FIS. With limited exceptions, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by us or any of our subsidiaries or FIS, shall be considered contrary to any fiduciary duty to us or our stockholders of any director or officer of ours who is also a director, officer or employee of FIS. With limited exceptions, to the fullest extent permitted by law, no director or officer of ours who is also a director, officer or employee of FIS shall have or be under any fiduciary duty to us or our stockholders to refrain from acting on behalf of us or any of our subsidiaries or on behalf of FIS in respect of any such agreement or performing any such agreement in accordance with its terms.

Our Amended and Restated Certificate of Incorporation further provides that if one of our directors or officers who is also a director or officer of FIS acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both FIS and us, the director or officer will have satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

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a corporate opportunity offered to any person who is an officer of ours and who is also a director but not an officer of FIS, will belong to us unless the opportunity is expressly offered to that person in a capacity other than such person’s capacity as one of our officers, in which case it will not belong to us;

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a corporate opportunity offered to any person who is a director but not an officer of ours, and who is also a director or officer of FIS, will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our directors; and

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a corporate opportunity offered to any person who is an officer of both FIS and us will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our officers.

Notwithstanding these provisions, our Amended and Restated Certificate of Incorporation does not prohibit us from pursuing any corporate opportunity of which we become aware.

These provisions in our Amended and Restated Certificate of Incorporation will no longer be effective on the date that none of our directors or officers are also directors or officers of FIS.

If our Amended and Restated Certificate of Incorporation did not include provisions setting forth the circumstances under which opportunities will belong to us and regulating the conduct of our directors and officers in situations where their duties to us and FIS conflict, the actions of our directors and officers in each such situation would be subject to the fact-specific analysis of the corporate opportunity doctrine as articulated under Delaware law. Under Delaware law, a director of a corporation may take a corporate opportunity, or divert it to another corporation in which that director has an interest, if (i) the opportunity is presented to the director or officer in his or her individual capacity, (ii) the opportunity is not essential to the corporation, (iii) the corporation holds no interest or expectancy in the opportunity and (iv) the director or officer has not wrongfully employed the resources of the corporation in pursing or exploiting the opportunity. Based on Section 122(17) of the Delaware General Corporation Law, we do not believe the corporate opportunity guidelines set forth in our Amended and Restated Certificate of Incorporation conflict with Delaware law. If, however, a conflict were to arise between the provisions of our Amended and Restated Certificate of Incorporation and Delaware law, Delaware law would control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. We may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

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if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

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there has been a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of Fidelity, and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither we nor the depositary will be liable under the deposit agreement to you other than for gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under the Indenture dated as of December 8, 2005 between Fidelity National Financial, Inc. (formerly Fidelity National Title Group, Inc.) and The Bank of New York Trust Company, N.A. (thereafter succeeded in interest by The Bank of New York Mellon Trust Company, N.A.), as amended by a First Supplemental Indenture dated as of January 6, 2006 and a Second Supplemental Indenture dated as of May 5, 2010 (such Indenture, as amended by such First Supplemental indenture and such Second Supplemental Indenture, the “Senior Indenture”) and subordinated debt securities will be issued under a “Subordinated Indenture” to be entered into with The Bank of New York Mellon Trust Company, N.A. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures” and each individually as an “Indenture.”

The Senior Indenture and form of Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be unsecured obligations of ours. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent described herein and in the applicable prospectus supplement.

Because we are a holding company that conducts our operations through our subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, beneficiaries under title insurance policies, and guarantee holders. As of March 31, 2011, our subsidiaries had approximately $3.38 billion of total liabilities. Moreover, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. Certain of our principal operating subsidiaries are subject to insurance regulations that require minimum amounts of statutory surplus, which may restrict the amount of funds which are available to us from such subsidiaries, or require prior approval from the regulatory agency before those subsidiaries can pay us any extraordinary dividends.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities under them from time to time in one or more series. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities, including CUSIP Numbers, and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable Indenture;

•	the date or dates on which the principal of and premium, if any, on the debt securities is payable or the method of determination thereof;

•	the rate or rates (which may be fixed, variable or zero) at which the debt securities will bear interest, if any, or the method of calculating such rate or rates of interest;

•	the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

•	the dates on which interest will be payable and with respect to registered securities, the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

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the period or periods within which, the price or prices at which, the currency (if other than United States dollars) in which, and the other terms and conditions upon which, the debt securities may be redeemed;

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our obligation, if any, to redeem or purchase debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of holders of the debt securities and the period or periods within which, the price or prices at which, and the other terms and conditions upon which, debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

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if other than denominations of $1,000 and any integral multiple thereof, if registered securities, and if other than the denomination of $5,000, if bearer securities, the denominations in which debt securities will be issuable;

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if other than United States dollars, the currency for which the debt securities may be purchased or in which the debt securities will be denominated and/or the currency in which the principal of, premium, if any, and interest, if any, on the debt securities will be payable and the particular provisions applicable thereto in accordance with, in addition to, or in lieu of the provisions of the applicable Indenture;

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if the amount of payments of principal of, or premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on a currency or currencies, the index, formula or other method by which such amount will be determined;

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if the amount of payments of principal of, premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on the prices of securities or commodities, with reference to changes in the prices of securities or commodities or otherwise by application of a formula, the index, formula or other method by which such amount will be determined;

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if other than the entire principal amount thereof, the portion of the principal amount of such debt securities which will be payable upon declaration of acceleration thereof or the method by which such portion will be determined;

•	the person to whom any interest on any registered debt securities will be payable and the manner in which, or the person to whom, any interest on any bearer debt securities will be payable;

•	provisions, if any, granting special rights to the holders of debt securities upon the occurrence of specified events;

•	any addition to or modification or deletion of any Events of Default or any covenants of Fidelity pertaining to the debt securities;

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under what circumstances, if any, we will pay additional amounts on the debt securities held by a person who is not a U.S. Person in respect of taxes, assessments or similar governmental charges withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

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whether debt securities will be issuable as registered securities or bearer securities (with or without interest coupons), or both, and any restrictions applicable to the offering, sale or delivery of bearer securities, and the terms upon which bearer securities of a series may be exchanged for registered securities of the same series and vice versa;

•	the date as of which any bearer securities and any temporary global security representing outstanding debt securities will be dated if other than the date of original issuance;

•	whether the provisions described below relating to defeasance and covenant defeasance will be applicable to the debt securities of such series;

•	if other than the trustee, the identity of the registrar and any paying agent;

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if the debt securities will be issued in whole or in part in global form, (i) the depository for such global securities, (ii) whether beneficial owners of interests in any debt securities in global form may exchange such interests for certificated debt securities of like tenor of any authorized form and denomination, and (iii) the circumstances under which any such exchange may occur; and

•	any other terms of the debt securities and any deletions from or modifications or additions to the applicable Indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued only in registered form without coupons or in the form of one or more global securities. Unless otherwise specified in the applicable prospectus supplement, bearer securities will have interest coupons attached.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness (as described below).

Under the Subordinated Indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

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the principal of or any premium and interest in respect of indebtedness of Fidelity for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Fidelity;

•	all capital lease obligations of Fidelity;

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all obligations of Fidelity issued or assumed as the deferred purchase price of property, all conditional sale obligations of Fidelity and all obligations of Fidelity under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	all obligations of Fidelity for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

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all obligations of Fidelity in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which Fidelity is responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of Fidelity whether or not such obligation is assumed by Fidelity.

Senior Indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by Fidelity in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is, by its terms, subordinated to, or ranks equally with, the subordinated debt securities; and

•	any indebtedness of Fidelity to its subsidiaries unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities. Further, if an event of default occurs under any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default is given to Fidelity by the holders of such senior indebtedness, then until such event of default is cured or waived or ceases to exist, no payment may be made on the subordinated debt securities; provided , that if the holders of such senior indebtedness do not declare such senior indebtedness to be immediately due and payable within 180 days after the occurrence of such default, Fidelity may resume making payments on the subordinated debt securities. Only one such payment blockage period may be commenced in any 365 day period with respect to the subordinated debt securities of any series.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal of (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Fidelity, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by Fidelity for the benefit of creditors; or

•	any other marshaling of Fidelity’s assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property (other than certain permitted junior securities), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

In the event subordinated debt securities are issued pursuant to the Subordinated Indenture or any other subordinated indenture with a trustee which is also a trustee for senior debt securities pursuant to the Senior Indenture, the occurrence of any default under such subordinated indenture or such Senior Indenture could create a conflicting interest for the respective trustee under the Trust Indenture Act of 1939. If such default has not been cured or waived within 90 days after such trustee has or acquires a conflicting interest, such trustee generally is required by the Trust Indenture Act of 1939 to eliminate such conflicting interest or resign as trustee with respect to the debt securities issued under such Senior Indenture or such subordinated indenture. In the event of the trustee’s resignation, we will promptly appoint a successor trustee with respect to the affected securities.

Restrictive Covenant

Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of senior debt securities:

Limitation on Liens. We shall not, and shall not permit any of our covered subsidiaries (as defined below) to, incur, assume or guarantee any debt secured by any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any voting stock issued by any of our covered subsidiaries, unless the senior debt of each series then outstanding (other than senior debt securities issued before May 5, 2010) are, for so long as such debt is so secured, secured by such voting stock equally and ratably with (or prior to) such debt. However, this requirement does not apply to:

(i)	liens existing at the time a corporation or other entity becomes a covered subsidiary or any renewal, extension or replacement, in whole or in part, of any such liens;

(ii)	liens on shares of subsidiaries that are not covered subsidiaries; and

(iii)	any series of senior debt securities at any time when no securities of such series are outstanding.

Each lien, if any, granted, pursuant to the provisions described above, to secure any senior debt securities shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the lien whose existence caused such securities to be required to be so secured, provided such lien is not then otherwise required, by the provisions described above, to so secure such senior debt securities.

“Covered subsidiaries” generally means any present or future subsidiary of us, the consolidated total assets of which, determined as of the last day of our most recent fiscal quarter ended at least thirty (30) days prior to the date of determination, for which fiscal quarter internal financial statements are available and have been prepared in accordance with generally accepted accounting principles in the United States as in effect on the last day of such fiscal quarter, constitute at least 15% of our total consolidated assets, and any successor to any such subsidiary whose consolidated total assets likewise satisfy such requirement. However covered subsidiaries does not in any event include any of our subsidiaries that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not consolidate or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to, any person unless:

(1) the person formed by or surviving any such consolidation or merger (if other than Fidelity), or which acquires our assets, is a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2) the person formed by or surviving any such consolidation or merger (if other than Fidelity), or which acquires our assets, expressly assumes by supplemental indenture all of our obligations under the debt securities and the Indentures; and

(3) immediately after giving effect to the transaction no default or event of default shall have occurred and be continuing.

We shall deliver to the trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the applicable Indenture and that all conditions precedent to the consummation of the transaction under the applicable Indenture have been met.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures, the resulting or acquiring corporation will be substituted for us under the Indentures with the same effect as if it had been an original party to the Indentures. As a result, such successor corporation may exercise our rights and powers under the Indentures, in our name or its own name, and we will be released from all our liabilities and obligations under the Indentures and under the notes.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to debt securities of any series:

•	default in the payment of any interest on any debt security of such series when due and payable for 30 days;

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default in the payment of any principal of or premium, if any, on any debt security of such series when due (whether at stated maturity, upon redemption, repurchase at the option of the holder or otherwise), or default in the making of any mandatory sinking fund payment;

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default, but in the Subordinated Indenture only default in any material respect, in the performance, or breach, of any covenant or warranty with respect to any debt security of such series, and the continuance of such default or breach for 60 days after we receive written notice of such default or breach;

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default under our indebtedness (other than securities of such series) in the payment by us, when due, of an aggregate principal amount of such indebtedness exceeding $100,000,000, or default under any such indebtedness (other than securities of such series) which results in such indebtedness in an aggregate principal amount exceeding $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within 10 days after receipt of written notice of such default or breach (which notice shall state that such notice is a “Notice of Default” under the indenture) to the us (by registered or certified mail) by the trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding securities of such series;

•	certain events of bankruptcy, insolvency or reorganization of Fidelity; and

•	any other event of default with respect to any debt security of such series including an event of default provided for in a supplemental indenture.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures occurs and is continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of all of the outstanding debt securities of such series may declare, by written notice to us (and if given by the holders, to the trustee), the principal of and accrued interest, if any, on all the debt securities of such series to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, by written notice to the trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal and interest, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series, by written notice to the trustee, may waive any past default or event of default with respect to that series except (i) a default or event of default in the payment of the principal of, or premium, if any, or interest on, any debt security of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The trustee is not required to exercise any of the rights or powers vested in it by the applicable Indenture at the request or direction of any of the holders of debt securities of any series, unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any proceeding with respect to the Indentures or for the appointment of a receiver or trustee or for any other remedy unless (i) the holder has given to the trustee written notice of a continuing Event of Default with respect to the debt securities of such series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding shall have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee, (iii) the holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense to be incurred in pursuing the remedy, (iv) the trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding have not given to the trustee a direction inconsistent with such written request.

Each year, we will either certify to the relevant trustee that we are not in default of any of our obligations under the applicable Indenture or we will notify the relevant trustee of any default that exists under the applicable Indenture. In addition, we have agreed to deliver to the trustee, promptly after we become aware of the occurrence of a default or an event of default of the character specified in the fourth bullet point under the caption “Events of Default, Notice and Waiver” above, written notice of the occurrence of such default or event of default.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise set forth in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or government obligations (as defined in either Indenture) or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest, if any, on such debt securities and any mandatory sinking fund payments applicable to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant trustee of money and/or government obligations in sufficient quantity that will provide money in an amount sufficient to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Modification of the Indentures

Under the Indentures, we and the applicable trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of debt securities to:

•	evidence the succession of another person to Fidelity and the assumption by any such successor of the covenants of Fidelity in the Indentures and in the debt securities; or

•	add to the covenants of Fidelity for the benefit of the holders of all or any series of debt securities or surrender any right or power conferred upon Fidelity in the Indentures; or

•	add any additional Events of Default with respect to all or any series of debt securities; or

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add to or change any of the provisions of the Indentures to such extent as shall be necessary to facilitate the issuance of bearer securities or to facilitate the issuance of debt securities in global form; or

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amend or supplement any provision contained in the Indentures or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding debt security issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•	secure the debt securities; or

•	establish the form or terms of debt securities of any series as permitted by the Indentures; or

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evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series under the Indentures and add to or change any of the provisions of the Indentures as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under the Indentures; or

•	if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest, if any, on bearer securities or coupons, if any; or

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cure any ambiguity or correct any mistake or correct or supplement any provision in the Indentures which may be inconsistent with any other provision in the Indentures or make any other provisions with respect to matters or questions arising under the Indentures, provided such action shall not adversely affect the interests of any holder of debt securities of any series; or

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make any change to comply with the Trust Indenture Act of 1939 or any amendment thereof, or any requirement of the Securities and Exchange Commission in connection with the qualification of the Indentures under the Trust Indenture Act of 1939 or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such supplemental indenture, we and the applicable trustee may enter into supplemental indentures to add provisions to, or change or eliminate any provisions of either Indenture or any supplemental indenture or to modify the rights of the holders of the debt securities of each series so affected. However, we need the consent of the holder of each outstanding debt security affected in order to:

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change the stated maturity of the principal of or premium, if any, on or of any installment of principal of or premium, if any, or interest, if any, on, or additional amounts, if any, with respect to, any debt security; or

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reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any additional amounts payable with respect to, any debt security or the rate of interest on any debt security; or

•	reduce the amount of premium, if any, payable upon redemption of any debt security or the repurchase by us of any debt security at the option of the holder of such debt security; or

•	change the manner in which the amount of any principal of or premium, if any, or interest on or additional amounts, if any, with respect to, any debt security is determined; or

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•	change the currency in which any debt securities or any premium or the interest thereon or additional amounts, if any, with respect thereto, is payable; or

•	change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any debt security is determined; or

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impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the repurchase date, as the case may be); or

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reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the applicable Indenture or certain defaults under the applicable Indenture and their consequences) provided for in the applicable Indenture;

•	change any obligation of Fidelity to maintain an office or agency in the places and for the purposes specified in the Indentures; or

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make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding debt securities of any series, the holders of which may waive past defaults on behalf of holders of all debt securities of such series, or make any change in the provision governing supplemental indentures that require consent of holders of debt securities, except to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Relationship with the Trustees

The trustee under the Indentures is The Bank of New York Mellon Trust Company, N.A. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency, currencies, or currency units in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for other securities described in this prospectus will not have any rights of holders of such securities purchasable upon such exercise.

Exercise of Warrants

Unless otherwise specified in the applicable prospectus supplement, a warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements, including one or more of the following:

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The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

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The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

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The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement.

•	If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

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Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

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The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement.

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The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

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The amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

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the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If we sell the securities directly or through agents designated by us, we will identify any agent involved in the offering and sale of the securities and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as we may approve.

Underwriters, dealers, agents and remarketing firms, and their control persons, may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance, unless stated otherwise in the applicable prospectus supplement. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and until the termination of the offering of the securities covered by this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 23, 2011 (file no. 001-32630);

•	our quarterly report filed on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 5, 2011 (file no. 001-32630);

•

the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2011 (file no. 001-32630) that are incorporated by reference into Part III of our annual report referred to above;

•	our current report on Form 8-K, filed with the SEC on May 26, 2011 (file no. 001-32630); and

•

the description of our common stock, par value $0.0001 per share, included in our registration statement on Form 8-A (File No. 001-32630), filed with the SEC on September 27, 2005, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 854-8100

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for Fidelity National Financial, Inc. by Dewey & LeBoeuf LLP, New York, New York, special counsel to us.

EXPERTS

The consolidated financial statements and schedules of Fidelity National Financial, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$400,000,000

Fidelity National Financial, Inc.

5.50% Senior Notes Due 2022

PROSPECTUS    SUPPLEMENT

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August 21, 2012